Exhibit 99.1

Concho Resources Inc. Reports Fourth Quarter and Full Year 2008 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--February 24, 2009--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2008. Highlights for the year ended December 31, 2008 include:

  Net income of $278.7 million, a 999% increase over 2007
  Net cash provided by operating activities of $391.4 million, a 131% increase over 2007
  EBITDAX1 of $400.6 million, an 85% increase over 2007

1For an explanation of how we calculate and use EBITDAX and a reconciliation of net income to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Year End 2008 Financial Results

For the year ended December 31, 2008, the Company reported net income of $278.7 million, or $3.46 per diluted share, on revenues of $533.8 million, as compared to net income of $25.4 million, or $0.38 per diluted share, on revenues of $294.3 million for the year ended December 31, 2007. Net income for 2008 included a pre-tax gain on derivatives not designated as hedges of $249.9 million and 2007 net income included a pre-tax loss on derivatives not designated as hedges of $20.3 million. EBITDAX (defined as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income) increased to $400.6 million in 2008, as compared to $216.3 million in 2007.

Production for 2008 totaled 7.1 million barrels of oil equivalents (“MMBoe”) (4.6 million barrels of oil (“MMBbls”) and 15.0 billion cubic feet of natural gas (“Bcf”), an increase of 41% as compared to 5.0 MMBoe (3.0 MMBbls and 12.1 Bcf) produced in 2007. Excluding production from properties acquired in the acquisition of Henry Petroleum LP and certain of its affiliated entities (“Henry”), 2008 production increased 24% over 2007.

Timothy A. Leach, Concho's Chairman and CEO, commented, “Despite difficult market conditions at year end, 2008 was an outstanding year for Concho. During the year, we made significant operational advances on our core New Mexico Permian assets, added a new core area in the Wolfberry, and grew proved reserves significantly despite a more than $50 per barrel drop in oil prices from year end 2007 to year end 2008.”

Oil and gas production expense for 2008, including taxes, totaled $91.2 million, or $12.88 per barrel of oil equivalent (“Boe”), a 19% increase per Boe over 2007. This increase was due primarily to higher commodity prices, resulting in significantly greater production taxes, (which averaged $6.18 per Boe in 2008 as compared to $4.84 per Boe in 2007) and the addition of the Henry properties, which have higher per unit operating expenses than the Company’s legacy properties.

Depletion, depreciation and amortization expense (“DD&A”) for 2008 totaled $123.9 million, or $17.50 per Boe, compared to $76.8 million, or $15.28 per Boe, in 2007. The increase in depletion expense was primarily due to the Henry acquisition for which the depletion rate was higher than the Company’s legacy assets, the capitalized costs associated with new wells that were successfully drilled and completed and the downward revision in proved reserves at year end 2008 as a result of the decrease in year end oil and natural gas prices used to determine proved reserves.

Exploration and abandonment costs for 2008 totaled $38.5 million, an increase of 32% over 2007. The increase was primarily due to $31.6 million of leasehold abandonments, principally related to exploration acreage outside of the Company’s core operating areas. The largest components of this charge were related to the Company’s leasehold positions in the West Texas Barnett / Woodford Shale play in Culberson County, Texas ($9.7 million), and the Fayetteville Shale play in Arkansas ($9.0 million).

Impairments of long-lived assets increased to $18.4 million in 2008 as compared to $7.3 million in 2007. This increase was primarily the result of lower commodity prices at year end 2008 as compared to 2007.

General and administrative expense (“G&A”) for 2008 totaled $40.8 million. Recurring cash G&A for 2008 totaled $31.3 million, stock-based compensation (non-cash) totaled $5.2 million, and $4.3 million was attributable to certain employee bonuses to be paid over a two year period commencing July 31, 2008 under the terms of the Henry purchase agreement.

Net income for the twelve months ended December 31, 2008 included the effect of a $249.9 million pre-tax gain on derivatives not designated as hedges, $6.3 million of which was cash payments attributable to settlements of derivative contracts and $256.2 million of which was a non-cash mark-to-market unrealized gain. Additionally, for the twelve months ended December 31, 2008, the Company paid cash settlements totaling approximately $30.6 million associated with its derivatives contracts designated as cash flow hedges (accounted for as a reduction in oil revenues).

Total costs incurred for oil and natural gas properties was $1.2 billion for the year ended December 31, 2008, including $339.0 million for exploration and development drilling activities and $838.0 million for property acquisitions (including $206.5 million of deferred tax liability recorded with the Henry acquisition).

Fourth Quarter 2008 Financial Results

For the three months ended December 31, 2008, Concho reported net income of $128.8 million, or $1.51 per diluted share, on revenues of $119.2 million, as compared to net income of $6.9 million, or $0.09 per diluted share, on revenues of $98.8 million for the three months ended December 31, 2007. EBITDAX increased to $103.3 million in the fourth quarter of 2008, as compared to $75.5 million in the same period of 2007.

Production for the quarter ended December 31, 2008 totaled 2.3 MMBoe (1.6 MMBbls and 4.6 Bcf), an increase of 65% as compared to 1.4 MMBoe (0.9 MMBbls and 3.2 Bcf) produced in the quarter ended December 31, 2007. Excluding production from properties acquired in the Henry acquisition, fourth quarter 2008 production increased 28% over fourth quarter 2007 production.

Oil and gas production expense, including taxes, for the fourth quarter of 2008 totaled $25.3 million, or $10.94 per Boe, a 6% per Boe decrease over the $11.67 per Boe in the fourth quarter 2007. This decrease in per unit oil and gas production expense was due primarily to lower production taxes per BOE ($3.86 per BOE in the fourth quarter of 2008 compared to $6.20 per BOE in the fourth quarter of 2007) as a result of lower commodity prices in the fourth quarter of 2008 as compared to the fourth quarter of 2007, which was partially offset by the higher per unit operating costs of the Henry properties as compared to the Company’s legacy properties.

DD&A for the fourth quarter 2008 was $20.77 per Boe, compared to $15.53 per Boe in the same period of 2007. The increase in fourth quarter DD&A expense was primarily due to the acquisition of the Henry properties for which the depletion rate was higher than the Company’s legacy assets, capitalized costs associated with new wells that were successfully drilled and completed, and the decrease in the oil and natural gas prices between the periods which were utilized to determine the proved reserves.

Exploration and abandonment costs for the fourth quarter of 2008 totaled $18.2 million. Approximately $16.6 million resulted from acreage impairment costs associated with the Company’s undeveloped leasehold in various non-core assets, including the previously mentioned West Texas Barnett/Woodford Shale and the Fayetteville Shale in Arkansas.

G&A for the quarter ended December 31, 2008 totaled $13.7 million. Recurring cash G&A for the quarter totaled $11.4 million, stock-based compensation (non-cash) totaled $0.3 million, and the remaining $2.0 million was attributable to certain employee bonuses to be paid over a two year period commencing July 31, 2008 under the terms of the Henry purchase agreement.

Fourth quarter 2008 net income included the effect of a $206.2 million pre-tax gain on derivatives not designated as hedges; $22.8 million of which were cash receipts attributable to settlements of derivative contracts and $183.4 million of which was a non-cash mark-to-market unrealized gain. For the quarter, the Company received cash settlements totaling approximately $2.1 million associated with its derivatives contracts designated as cash flow hedges (accounted for as an increase in oil revenues).

Operations

For the twelve months ended December 31, 2008, the Company commenced the drilling of or participated in a total of 243 wells (199 operated), 211 of which had been completed as producers and 31 of which were in progress and one of which was unsuccessful as of December 31, 2008. In addition, the Company participated in 242 gross recompletions (226 operated), 220 of which had been completed as producers, 17 of which were in progress and five of which were unsuccessful as of December 31, 2008. Currently, the Company is operating eleven drilling rigs, all in the Permian Basin; six of these rigs are drilling on the New Mexico Shelf in the Yeso formation and five of these rigs are drilling in the Texas Permian on the Company’s Wolfberry assets.

New Mexico Permian

For the three months ended December 31, 2008, the Company commenced the drilling of 35 wells (34 operated) and participated in 59 recompletions (56 operated) on its New Mexico Permian assets, with a 100% success rate on the 20 wells and 42 recompletions that had been completed by December 31, 2008. As of December 31, 2008, there were 10 wells with completion in progress and 5 wells drilling.

For the year ended December 31, 2008, the Company drilled or participated in 142 wells (129 operated) and 212 recompletions (201 operated) on its New Mexico Permian assets, with a 100% success rate on the 132 wells and a 98% success rate on the 195 recompletions that had been completed by December 31, 2008.

Texas Permian

For the three months ended December 31, 2008, the Company commenced the drilling of 43 wells (41 operated) and participated in six recompletions (five operated) on its Texas Permian assets, with a 100% success rate on the 25 wells and the six recompletions that had been completed by December 31, 2008. As of December 31, 2008, there were 15 wells with completion in progress and 3 wells drilling.

For the year ended December 31, 2008, the Company drilled 69 wells (65 operated) and performed 26 recompletions (22 operated) on its Texas Permian assets, with a 100% success rate on the 54 wells and 96% success rate on the 26 recompletions that had been completed by December 31, 2008.

2009 Guidance Update

The Company’s 2009 guidance remains unchanged except for the DD&A rate and the current estimate of cash income taxes. Based on year end 2008 results and current market conditions, the Company now estimates that its DD&A rate will be in the range of $20.00 to $22.00 per Boe as compared to previous guidance of $17.00 to $17.80 per Boe. In addition, based on current commodity prices and assumed activity levels, the Company estimates that its cash taxes will range between 40% and 50% of its total income tax liability as compared to previous guidance of 20% to 30% of its total income tax liability.

Conference Call Information

The Company will host a conference call on Wednesday, February 25, 2009 at 9:00 a.m. Central Time to discuss fourth quarter and full year 2008 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 800-259-0251 (passcode: 43250626). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 84905346).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, difficulties integrating Henry’s properties and employees into our Company, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission(“SEC”).

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s core operating areas are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc. Consolidated Balance Sheets

	December 31,
(in thousands, except share and per share data)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$17,752	$30,424
Accounts receivable, net of allowance for doubtful accounts:
Oil and gas	48,793	36,735
Joint operations and other	92,833	21,183
Related parties	314	-
Derivative instruments	113,149	1,866
Deferred income taxes	-	13,502
Prepaid costs and other	5,942	4,273
Total current assets	278,783	107,983
Property and equipment, at cost:
Oil and gas properties, successful efforts method	2,693,574	1,555,018
Accumulated depletion and depreciation	(306,990)	(167,109)
Total oil and gas properties, net	2,386,584	1,387,909
Other property and equipment, net	14,820	7,085
Total property and equipment, net	2,401,404	1,394,994
Deferred loan costs, net	15,701	3,426
Inventory	19,956	1,459
Intangible asset, net - operating rights	37,768	-
Noncurrent derivative instruments	61,157	-
Other assets	434	367
Total assets	$2,815,203	$1,508,229
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$7,462	$14,222
Related parties	312	2,119
Other current liabilities:
Bank overdrafts	9,434	5,651
Revenue payable	22,286	14,494
Accrued and prepaid drilling costs	154,196	39,276
Derivative instruments	1,866	36,414
Deferred income taxes	37,205	-
Current portion of long-term debt	-	2,000
Other current liabilities	38,057	14,466
Total current liabilities	270,818	128,642
Long-term debt	630,000	325,404
Noncurrent derivative instruments	-	10,517
Deferred income taxes	573,763	259,070
Asset retirement obligations and other long-term liabilities	15,468	9,198
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2008 and 2007	-	-
Common stock, $0.001 par value; 300,000,000 authorized; 84,828,824 and 75,832,310 shares issued at December 31, 2008 and 2007, respectively	85	76
Additional paid-in capital	1,009,025	752,380
Notes receivable from employees	-	(330)
Retained earnings	316,169	37,467
Accumulated other comprehensive loss	-	(14,195)
Treasury stock, at cost; 3,142 and no shares at December 31, 2008 and 2007, respectively	(125)	-
Total stockholders’ equity	1,325,154	775,398
Total liabilities and stockholders’ equity	$2,815,203	$1,508,229

Concho Resources Inc. Consolidated Statements of Operations
	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2008	2007	2008	2007
Operating revenues:
Oil sales	$89,119	$67,444	$390,945	$195,596
Natural gas sales	30,119	31,342	142,844	98,737
Total operating revenues	119,238	98,786	533,789	294,333
Operating costs and expenses:
Oil and gas production	25,319	16,342	91,234	54,267
Exploration and abandonments	18,180	10,988	38,468	29,098
Depreciation, depletion and amortization	48,090	21,743	123,912	76,779
Accretion of discount on asset retirement obligations	318	110	889	444
Impairments of long-lived assets	15,590	2,690	18,417	7,267
General and administrative (including non-cash stock-based compensation of $269 and $1,185 for the three months ended and $5,223 and $3,841 for the years ended December 31, 2008 and 2007, respectively)	13,732	8,610	40,776	25,177
Bad debt expense	-	-	2,905	-
Contract drilling fees - stacked rigs	-	-	-	4,269
Ineffective portion of cash flow hedges	-	(313)	(1,336)	821
(Gain) loss on derivatives not designated as hedges	(206,192)	23,362	(249,870)	20,274
Total operating costs and expenses	(84,963)	83,532	65,395	218,396
Income from operations	204,201	15,254	468,394	75,937
Other income (expense):
Interest expense	(9,284)	(6,239)	(29,039)	(36,042)
Other, net	(233)	527	1,432	1,484
Total other expense	(9,517)	(5,712)	(27,607)	(34,558)
Income before income taxes	194,684	9,542	440,787	41,379
Income tax expense	(65,855)	(2,684)	(162,085)	(16,019)
Net income	128,829	6,858	278,702	25,360
Preferred stock dividends	-	-	-	(45)
Net income applicable to common shareholders	$128,829	$6,858	$278,702	$25,315
Basic earnings per share:
Net income per share	$1.53	$0.09	$3.52	$0.39
Weighted average shares used in basic earnings per share	84,318	75,199	79,206	64,316
Diluted earnings per share:
Net income per share	$1.51	$0.09	$3.46	$0.38
Weighted average shares used in diluted earnings per share	85,478	76,542	80,587	66,309

Concho Resources Inc. Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$278,702	$25,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	123,912	76,779
Impairments of long-lived assets	18,417	7,267
Accretion of discount on asset retirement obligations	889	444
Exploration expense, including dry holes	35,328	25,009
Non-cash compensation expense	5,223	3,841
Deferred income taxes	153,484	13,716
Gain on sale of assets	(777)	(368)
Ineffective portion of cash flow hedges	(1,336)	821
(Gain) loss on derivatives not designated as hedges	(249,870)	20,274
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	696	(1,103)
Other non-cash items	6,517	3,376
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	42,514	(5,759)
Prepaid costs and other	(5,542)	(169)
Inventory	(16,819)	(150)
Accounts payable	(25,234)	(3,493)
Revenue payable	7,074	4,593
Other current liabilities	18,219	(669)
Net cash provided by operating activities	391,397	169,769
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(347,702)	(162,378)
Acquisition of oil and gas properties, businesses and other assets	(584,220)	(255)
Additions to other property and equipment	(8,808)	(2,813)
Proceeds from the sale of oil and gas properties and other assets	1,034	3,278
Settlements received (paid) on derivatives not designated as hedges	(6,354)	1,815
Net cash used in investing activities	(946,050)	(160,353)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	767,800	300,200
Payments of long-term debt	(465,700)	(468,800)
Exercise of stock options	5,391	-
Excess tax benefit from stock-based compensation	3,614	-
Net proceeds from issuance of common stock	242,426	172,709
Payments of preferred stock dividends	-	(132)
Proceeds from repayment of officer and employee notes	333	12,830
Payments for loan origination costs	(15,541)	(2,572)
Purchase of treasury stock	(125)	-
Bank overdrafts	3,783	5,651
Net cash provided by financing activities	541,981	19,886
Net increase (decrease) in cash and cash equivalents	(12,672)	29,302
Cash and cash equivalents at beginning of period	30,424	1,122
Cash and cash equivalents at end of period	$17,752	$30,424
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $1,233 and $2,647 capitalized interest	$27,747	$41,036
Cash paid for income taxes	$11,304	$2,050
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in acquisition of oil and gas properties and other assets	$-	$650
Deferred tax effect of acquired oil and gas properties	$206,497	$(444)

Concho Resources Inc. Summary Production and Price Data
The following table presents selected financial and operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except price and daily volume data)	2008	2007	2008	2007

Statement of operations data:
Oil sales	$89,119	$67,444	$390,945	$195,596
Natural gas sales	30,119	31,342	142,844	98,737
Total operating revenues	119,238	98,786	533,789	294,333
Operating costs and expenses (excluding gains (losses) on derivatives
not designated as hedges)	(121,229)	(60,170)	(315,265)	(198,122)
Gains (losses) on derivatives not designated as hedges	206,192	(23,362)	249,870	(20,274)
Interest, net and other revenue	(9,517)	(5,712)	(27,607)	(34,558)
Income before income taxes	194,684	9,542	440,787	41,379
Income tax expense	(65,855)	(2,684)	(162,085)	(16,019)
Net income	$128,829	$6,858	$278,702	$25,360

Net production volumes:
Oil (MBbl)	1,553	871	4,586	3,014
Natural gas (MMcf)	4,573	3,177	14,968	12,064
Total (MBoe)	2,315	1,400	7,081	5,025

Average daily production volumes:
Oil (Bbl)	16,880	9,467	12,530	8,258
Natural gas (Mcf)	49,707	34,533	40,896	33,052
Total (Boe)	25,165	15,223	19,347	13,767

Average prices:
Oil, without hedges (Bbl)	$56.04	$86.32	$91.92	$68.58
Oil, with hedges (Bbl)	$57.39	$77.43	$85.25	$64.90
Natural gas, without hedges (Mcf)	$6.68	$9.75	$9.59	$8.08
Natural gas, with hedges (Mcf)	$6.59	$9.87	$9.54	$8.18
Total, without hedges (Boe)	$50.79	$75.82	$79.80	$60.54
Total, with hedges (Boe)	$51.51	$70.56	$75.38	$58.56

Bbl – Barrel
MBbl – Thousand Barrels
Mcf – Thousand cubic feet
MMcf – Million cubic feet
Boe – One barrel of crude oil equivalent
MBoe – One thousand Boe

Concho Resources, Inc.

Supplemental Non-GAAP Financial Measures

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$128,829	$6,858	$278,702	$25,360
Exploration and abandonments	18,180	10,988	38,468	29,098
Depreciation, depletion and amortization	48,090	21,743	123,912	76,779
Accretion of discount on asset retirement obligations	318	110	889	444
Impairments of long-lived assets	15,590	2,690	18,417	7,267
Non-cash stock-based compensation	269	1,185	5,223	3,841
Ineffective portion of cash flow hedges	-	(313)	(1,336)	821
Unrealized (gain) loss on derivatives not designated as hedges	(183,376)	23,891	(256,224)	22,089
Interest expense	9,284	6,239	29,039	36,042
Bad debt expense	-	-	2,905	-
Other, net	233	(527)	(1,432)	(1,484)
Income tax expense	65,855	2,684	162,085	16,019

EBITDAX	$103,272	$75,548	$400,648	$216,276

Concho Resources Inc.

Derivatives information at February 24, 2009

The table below provides the volumes and related data associated with our oil and natural gas derivatives at February 24, 2009. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Calyon, Citibank, N.A., JPMorgan Chase Bank, N.A, KeyBank and Wells Fargo.

	Aggregate
	Remaining
	Volume /		Index	Remaining
	Notional	Daily	Price /	Contract
	Amount	Volume	Rate	Period

Crude oil (volumes in Bbls):
Price collar	768,000	2,104	$120.00 - $134.60 (a)	1/1/09 - 12/31/09
Price collar	600,000	6,522	$45.00 - $49.00 (a)	3/1/09 - 5/31/09
Price swap	1,813,491	4,968	$87.16 (a) (c)	1/1/09 - 12/31/09
Price swap	1,241,746	3,402	$76.00 (a) (c)	1/1/10 - 12/31/10
Price swap	557,746	1,528	$104.91 (a) (c)	1/1/11 - 12/31/11
Price swap	504,000	1,377	$127.80 (a)	1/1/12 - 12/31/12

Natural gas (volumes in MMBtus):
Price swap	1,825,000	5,000	$8.44 (b)	1/1/09 - 12/31/09
Basis swap	6,022,500	16,500	$1.08 (d)	1/1/09 - 12/31/09

Interest rate (notional amount in dollars):
Rate swap	$ 300,000,000		1.90% (e)	5/1/09 - 4/30/12

(a) The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b) The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.
(c) Prices represent weighted average prices.
(d) The basis differential between the El Paso Permian delivery point and NYMEX Henry Hub delivery point.
(e) The weighted average index rate is based on the one-month LIBOR.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development